EXHIBIT 99.1


For Release:   February 19, 2004      4:00p.m. EST

American Water Star, Inc. Closes $8 Million Financing

     Las Vegas - (BUSINESS WIRE) -- February 19, 2004 - American Water Star, Inc. (OTCBB: AMWS - News) announced today it has closed its financing to raise $8 million in gross proceeds from a private placement of its common stock and warrants to institutional and accredited investors. American Water Star intends to use the net proceeds to acquire equipment and to finance accounts receivable and inventory.

     In connection with the financing, American Water Star issued 8,888,892 newly-issued shares (the "Shares") of its common stock, warrants (the "Unit Warrants") to purchase 4,444,442 newly-issued shares of its common stock, and warrants (the "Green Shoe Warrants"; collectively, with the Unit Warrants, the "Warrants") to purchase 4,444,446 newly-issued shares of its common stock, to a small number of institutional and other accredited investors, resulting in approximately $8 million in gross proceeds to the Company, prior to the exercise of the warrants. Of such amount, $4,000,000 is held in escrow pending the filing by the Company of a registration statement (the "Registration Statement") in respect of the Shares and the shares of common stock underlying the Warrants.

      The effective price in the private placement was $.90 for each unit. Each unit consists of one Share of common stock, a Unit Warrant to purchase one-half of a share of common stock, and a Green Shoe Warrant to purchase one-half of a share of common stock. The unit purchase price was determined based on the fair market value of the Company's common stock as determined in good faith by the board of directors of the Company.

      The Unit Warrants have an exercise period of five years and an exercise price of $1.65 per share. The Green Shoe Warrants have an exercise period of 45 days following the effectiveness of the Registration Statement and an exercise price of $1.25 per share. The Unit Warrants are exercisable in cash, and, under certain circumstances, allow for cashless exercise, representing a potential $7.3 million in additional proceeds. The Green Shoe Warrants are exercisable in cash, and, under certain circumstances, allow for cashless exercise, representing a potential $5.6 million in additional proceeds. Assuming the Warrants are fully-exercised, the total gross proceeds of this offering are approximately $20.9 million.

      None of the Shares, the Warrants, nor the shares of common stock to be issued upon exercise of the Warrants has been registered under the Securities Act of 1933. Accordingly, the Shares, the Warrants, and the shares of common stock underlying the Warrants may not be offered or re-sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering resale by the investors of the Shares and shares of common stock issuable upon exercise of the Warrants.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, Warrants or common stock issuable upon exercise of the Warrants. The private placement was made by the Company and any opportunity to participate in the private placement was available to a very limited group of institutional and other accredited investors.

About: American Water Star, Inc.:

      American Water Star Inc. ("AMWS") is a publicly traded company, OTC BB: AMWS, and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the United States. AMWS' beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

      At AMWS, we believe our great-tasting, new zero sugar, zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include: Hawaiian Tropic -- our latest product featuring a sugar-free, no carbonation, caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi-Lemon Lime, Orange Guava and Pineapple Grapefruit. For the grade school age children we are introducing Geyser Sport and Aqua Fresca Sport -- our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages -- our line of eight different fruit-flavored waters which have proven to be popular with consumers and Geyser Fruta -
- our Latin line of seven different fruit-flavored beverages.

      Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in AMWS' Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 2002, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

Contact:
American Water Star Inc.              Redwood Consultants, LLC
Donald Hejmanowski, 702-740-7036      Jens Dalsgaard, 415-884-0348